Exhibit 99.1
HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850
CONTACTS
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FIRST QUARTER 2007
FINANCIAL RESULTS AND KEY DEVELOPMENTS
ROCKVILLE, Maryland – May 9, 2007 – Human Genome Sciences, Inc., (NASDAQ: HGSI) today announced financial results for the quarter ended March 31, 2007.
“HGS is continuing to advance toward commercialization,” said H. Thomas Watkins, President and Chief Executive Officer. “Phase 3 trials of Albuferon® for hepatitis C and LymphoStat-B® for lupus are under way. We believe that both of these lead products have blockbuster potential if they are successful in Phase 3. Our TRAIL receptor antibodies for cancer continue to make steady progress. Our cash position is strong, and our 2007 net cash burn is on track for $145-165 million as projected. We are building a company that we believe will achieve sustainable growth for years to come.”
FIRST QUARTER 2007 FINANCIAL RESULTS
HGS reported total revenues for the quarter ended March 31, 2007, of $9.3 million, compared with revenues of $6.8 million for the same period in 2006. This included $5.7 million in revenue recognized from the Albuferon agreement with Novartis, and $1.6 million in revenue recognized from the LymphoStat-B agreement with GlaxoSmithKline (GSK).
The Company’s net loss for the quarter ended March 31, 2007, in accordance with Generally Accepted Accounting Principles (GAAP), was $51.0 million ($0.38 per share), compared with a net loss for the first quarter of 2006 of $62.1 million ($0.47 per share).
As of March 31, 2007, cash and investments totaled $750.1 million, of which $688.0 million is unrestricted and available for operations. This compares with cash and investments totaling $763.1 million, of which $701.9 million was unrestricted and available for operations as of December 31, 2006.

HIGHLIGHTS OF RECENT PROGRESS
Albuferon
On April 14, 2007, HGS reported the interim results at Week 12 following the completion of therapy in two Phase 2 clinical trials of Albuferon (albinterferon alfa-2b). Albuferon requires half as many injections, and results to date suggest that Albuferon may offer efficacy at least comparable to Pegasys, with the potential for less impairment of quality of life and daily activity. All Albuferon doses provided efficacy at least comparable to Pegasys, and the treatment group receiving Albuferon 900-mcg doses every two weeks reported improved health-related quality of life compared to the Pegasys treatment group.
In February 2007, HGS initiated dosing in ACHIEVE 2/3, one of two pivotal Phase 3 clinical trials of Albuferon. ACHIEVE 2/3 will evaluate Albuferon in patients with genotypes 2 or 3 hepatitis C. Dosing of patients in ACHIEVE 1, which will evaluate Albuferon in patients with genotype 1 hepatitis C, began in December 2006. The Company expects to complete enrollment in both Phase 3 trials before the end of 2007, with the goal of filing global marketing applications in 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide development and commercialization agreement entered into in June 2006.
HGS received a $47.5 million milestone payment in the first quarter of 2007, related to the December 2006 initiation of dosing in Phase 3 trials, and is recognizing the revenue over the remaining clinical development period.
LymphoStat-B
On February 13, 2007, HGS and GSK announced the initiation of dosing in BLISS-76, one of two pivotal Phase 3 clinical trials of LymphoStat-B (belimumab) in patients with active systemic lupus erythematosus (SLE). The second Phase 3 trial, BLISS-52, is expected to begin in the first half of 2007. The design of the two trials is similar, except for duration of therapy, which will be 76 weeks in BLISS-76 and 52 weeks in BLISS-52. Both trials are expected to enroll patients throughout 2007, with completion of enrollment anticipated in 2008. LymphoStat-B is being developed by HGS and GSK under an exclusive worldwide development and commercialization agreement entered into in August 2006.
TRAIL Receptor Antibodies
Clinical and preclinical evidence continues to emerge suggesting that the Company’s TRAIL receptor antibodies, HGS-ETR1 (mapatumumab) and HGS-ETR2 (lexatumumab), have significant potential for use in the treatment of a broad range of cancers.
The Journal of Clinical Oncology published the results of the first human study of HGS-ETR1 in April 2007, along with a positive editorial. At the Annual Meeting of the American Association of Cancer Research (AACR 2007) in April, approximately 1500 cancer scientists and researchers attended a review of TRAIL receptor antibody research presented by an HGS scientist. A separate poster presentation reported the results of a preclinical study, which demonstrated that low concentrations of Velcade (bortezomib) can be used to sensitize certain non-small cell lung cancer cell lines that are resistant to killing by TRAIL receptor-activated apoptosis, making it possible for HGS-ETR1 or HGS-ETR2 to activate cell death.

HGS believes that HGS-ETR1 and HGS-ETR2 could offer novel, highly targeted therapeutic options that may prove useful in the treatment of a number of cancers.
Facilities Consolidation
In May 2007, HGS completed the purchase and sale of a 51,181 square-foot laboratory facility for a net gain of approximately $1.5-2.0 million. In addition, as a result of these transactions, the Company will reverse a remaining liability of approximately $1.8 million related to non-cash exit and restructuring charges. HGS had vacated the facility and subleased it to Novavax, Inc., in 2006.
During the first quarter of 2007, HGS entered into a five-year sublease of a portion of the Company’s headquarters facility to MedImmune, Inc. MedImmune will use the space for the development and manufacturing of clinical trial material for a cell culture-based seasonal and pandemic influenza vaccine. These transactions are the latest in a series of steps that HGS has taken to enhance asset productivity and reduce net cash burn.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 10:30 AM Eastern. Investors may listen to the call by dialing (719) 785-9450 or (866) 564-7440, passcode 3694144, five to ten minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing (719) 457-0820 or (888) 203-1112, confirmation code 3694144. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, anthrax disease, cancer, rheumatoid arthritis and HIV/AIDS. The Company’s primary focus is rapid progress toward the commercialization of its two lead compounds, Albuferon® for hepatitis C and LymphoStat-B® for lupus. Phase 3 clinical trials of both compounds are under way.
In June 2006, HGS announced that the U.S. government exercised its option under an existing contract to purchase 20,000 doses of ABthrax™ for the treatment of anthrax disease. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of hematologic and solid malignancies, in addition to an antibody to the CCR5 receptor for the treatment of HIV/AIDS.
For more information about HGS, please visit the Company’s Web site at www.hgsi.com. Health professionals or patients interested in clinical trials involving HGS products may inquire via the “Contact Us” section of the Company’s Web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.

HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. Government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands, except share and per
	share amounts)
Revenue – R&D contracts	$9,262	$6,840

Costs and expenses:
Research and development	47,179 (a)	58,407 (a)
General and administrative	11,969 (b)	13,391 (b)
Total costs and expenses	59,148	71,798
Income (loss) from operations	(49,886)	(64,958)
Net investment income (expense)	(1,143)	2,819
Income (loss) before taxes	(51,029)	(62,139)
Provision for income taxes	—	—
Net income (loss)	$(51,029)	$(62,139)
Net income (loss) per share, basic and diluted	$(0.38)	$(0.47)

Weighted average shares outstanding, basic & diluted	134,031,371	131,221,924

(a)	Includes stock-based compensation of $2,970 ($0.02 per share) and $4,353 ($0.03 per share) for the three months ended March 31, 2007 and 2006, respectively.

(b)	Includes stock-based compensation of $2,049 ($0.02 per share) and $2,509 ($0.02 per share) for the three months ended March 31, 2007 and 2006, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	March 31, 2007	December 31, 2006
	(dollars in thousands)
Cash, cash equivalents and investments (c)	$750,119	$763,084
Total assets (c)	1,098,018	1,149,668
Total debt and capital lease, less current portion	752,210	751,526
Total stockholders’ equity	173,110	213,923

(c)	Includes $62,077 and $61,165 in restricted investments at March 31, 2007 and December 31, 2006, respectively.
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